Exhibit 99
NEWS
The Sherwin-Williams Company	•	101 W. Prospect Avenue	•	Cleveland, Ohio 44115	•	(216) 566-2000

The Sherwin-Williams Company Reports 2021 Year-End and Fourth Quarter Financial Results

CLEVELAND, January 27, 2022 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the year and fourth quarter ended December 31, 2021. All comparisons are to the full year and fourth quarter of the prior year, unless otherwise noted.

SUMMARY

•Consolidated net sales increased 8.6% in the year to a record $19.94 billion
◦Net sales from stores in U.S. and Canada open more than twelve calendar months increased 6.0% in the year
◦Raw material availability issues negatively impacted full year sales by an estimated mid-single digit percentage
•Diluted net income per share decreased to $6.98 per share in the year compared to $7.36 per share in the full year 2020
◦Adjusted diluted net income per share decreased to $8.15 per share in the year compared to $8.19 per share in the full year 2020
•Fourth quarter consolidated net sales increased 6.1%; diluted net income per share was $1.15 per share and adjusted diluted net income per share was $1.34 per share
•Full year 2022 diluted net income per share guidance in the range of $8.40 to $8.80 per share, including acquisition-related amortization expense of $0.85 per share, an increase of 23.2% at the midpoint
CEO REMARKS
“Our full year and fourth quarter were marked by industry-wide supply chain disruptions, unprecedented cost inflation and ongoing challenges related to the pandemic,” said Chairman, President and Chief Executive Officer, John G. Morikis. “The 61,000 dedicated employees of Sherwin-Williams refused to use these challenges as an excuse, but rather as an opportunity to get even closer to our customers. We focused on minimizing the impact to their businesses through innovation, value-added services, and differentiated distribution. We delivered full year sales growth of 8.6%, driven by 6% U.S. and Canada same store sales growth and double-digit growth in all industrial end markets.
“While we focused on meeting customer needs, we also mitigated rising costs with pricing actions in all businesses throughout the year. Near term pressure on our margins was significant, but we remain highly confident they will recover just as they have in past cycles, as we grow the business and see commodity costs moderate over time. We also continued to invest in multiple long-term growth initiatives during the year, including opening 79 paint stores in the U.S. and Canada and hiring approximately 1,400 management trainees. We also generated strong net operating cash in the year, which enabled us to invest $2.8 billion in share repurchases, pay $587 million in dividends and announce three acquisitions.
“From a segment perspective, The Americas Group full year sales increased in all professional customer segments, including double digit percentage growth in residential repaint for the 6th consecutive year. Our Consumer Brands Group faced challenging full year comparisons but continued to focus on supporting key retail partners and growing our Pros Who Paint initiative. In the Performance Coatings Group, all businesses and all regions delivered double digit percentage full year growth.”

FOURTH QUARTER CONSOLIDATED RESULTS

	Three Months Ended December 31,
	2021	2020	$ Change	% Change
Net sales	$4,762.1	$4,488.8	$273.3	6.1%
Income before income taxes	$308.9	$503.9	$(195.0)	(38.7)%
As a % of sales	6.5%	11.2%
Net income per share - diluted	$1.15	$1.49	$(0.34)	(22.8)%
Adjusted net income per share - diluted	$1.34	$1.70	$(0.36)	(21.2)%
Consolidated net sales increased primarily due to selling price increases in all segments and higher product sales volume in the Performance Coatings Group, partially offset by lower sales volumes in The Americas Group and the Consumer Brands Group primarily due to raw material availability issues. Income before income taxes decreased primarily due to lower sales volumes in The Americas Group and the Consumer Brands Group and higher raw material costs across all three segments, partially offset by selling price increases and SG&A spending controls.
Diluted net income per share included a charge of $0.19 per share for acquisition-related amortization expense.

FOURTH QUARTER SEGMENT RESULTS

The Americas Group (“TAG”)

	Three Months Ended December 31,
	2021	2020	$ Change	% Change
Net sales	$2,653.5	$2,575.7	$77.8	3.0%
Same-store sales (1)	1.0%	9.3%
Segment profit	$400.3	$558.7	$(158.4)	(28.4)%
Reported segment margin	15.1%	21.7%
(1)    Same-store sales represents net sales from stores in U.S. and Canada open more than twelve calendar months.

Net sales in TAG increased due primarily to selling price increases in all end markets, partially offset by lower sales volume of paint products as a result of raw material availability challenges and COVID-related labor headwinds. TAG segment profit decreased due primarily to lower paint sales volume in all end markets and increased raw material costs, partially offset by selling price increases.

Consumer Brands Group (“CBG”)

	Three Months Ended December 31,
	2021	2020	$ Change	% Change
Net sales	$565.3	$612.8	$(47.5)	(7.8)%
Segment profit	$16.1	$60.4	$(44.3)	(73.3)%
Reported segment margin	2.8%	9.9%
Adjusted segment profit (1)	$35.4	$83.4	$(48.0)	(57.6)%
Adjusted segment margin	6.3%	13.6%
(1)    Adjusted segment profit excludes the impact of acquisition-related amortization expense. Acquisition-related amortization expense in CBG was $19.3 million and $23.0 million in the fourth quarter of 2021 and 2020, respectively.

Net sales in CBG decreased due primarily to lower sales volumes to all of our retail customers as a result of raw material availability issues and the Wattyl divestiture, partially offset by selling price increases. CBG segment profit decreased primarily due to lower sales volume, increased raw material costs and supply chain inefficiencies, partially offset by selling price increases and good cost control. Acquisition-related amortization expense reduced segment profit as a percent of net external sales by 350 basis points compared to 370 basis points in the fourth quarter of 2020.

Performance Coatings Group (“PCG”)

	Three Months Ended December 31,
	2021	2020	$ Change	% Change
Net sales	$1,542.5	$1,299.7	$242.8	18.7%
Segment profit	$87.2	$133.7	$(46.5)	(34.8)%
Reported segment margin	5.7%	10.3%
Adjusted segment profit (1)	$138.0	$187.6	$(49.6)	(26.4)%
Adjusted segment margin	8.9%	14.4%
(1)    Adjusted segment profit excludes the impact of acquisition-related amortization expense. Acquisition-related amortization expense in PCG was $50.8 million and $53.9 million in the fourth quarter of 2021 and 2020, respectively.
Net sales in PCG increased due primarily to higher sales in all end markets and selling price increases. PCG segment profit decreased due primarily to increased raw material costs, partially offset by higher sales volume and selling price increases. Acquisition-related amortization expense reduced segment profit as a percent of net external sales by 320 basis points compared to 410 basis points in the fourth quarter of 2020.

LIQUIDITY AND CASH FLOW
The Company generated $2.24 billion in net operating cash during the year. This strong cash generation, along with an increase in our short-term borrowings and long-term debt, allowed the Company to return cash of approximately $3.34 billion, or an increase of approximately 14.0%, to our shareholders in the form of dividends and share repurchases. The Company purchased 10.1 million shares of its common stock during the year. At December 31, 2021, the Company had remaining authorization to purchase 48.6 million shares of its common stock through open market purchases.

2022 GUIDANCE

	First Quarter	Full Year
	2022	2022
Net sales	Up low to mid-single digit %	Up high-single digit % to low-double digit %
Effective tax rate		Low twenty percent
Diluted net income per share		$8.40	-	$8.80
Adjusted diluted net income per share (1)		$9.25	-	$9.65
(1)    Excludes $0.85 per share of acquisition-related amortization expense.
“We are introducing full year adjusted diluted net income per share guidance of $9.25 - $9.65 per share, which represents 16.0% growth from 2021 at the mid-point,” said Mr. Morikis. “As we indicated in our mid-January announcement of preliminary results, demand remains strong across our end markets, though we expect raw material availability and COVID-related issues to persist through the first quarter. Given these near-term headwinds, we expect first quarter 2022 consolidated net sales will be up a low to mid-single digit percentage compared to the first quarter 2021. For the full-year 2022, we anticipate our consolidated net sales will increase by a high single digit to low double digit percentage from 2021. We expect full year raw material costs to remain elevated but to moderate sequentially, and we will continue to implement pricing actions as appropriate to offset increased costs.
“We remain confident in our strategy, our capabilities and the differentiated product and service solutions we bring to customers, and we expect to outgrow the market long-term. Our business remains extremely well positioned, and we are emerging as an even stronger company following the challenges we faced in 2021. Our strong cash generation will enable us to continue to make strategic growth investments in our business, return cash to our shareholders via dividends and share repurchases and acquire growth businesses that fit our strategy. We remain steadfast in our focus on maximizing shareholder value.”

CONFERENCE CALL INFORMATION
The Company will conduct a conference call to discuss its financial results for the fourth quarter and full year 2021, and its outlook for the first quarter and full year 2022, at 11:00 a.m. EST on Thursday, January 27, 2022. Participating on the call will be Chairman, President and Chief Executive Officer, John G. Morikis, along with other senior executives.
The conference call will be webcast simultaneously in the listen only mode by Issuer Direct. To listen to the webcast on the Sherwin-Williams website, click on https://investors.sherwin-williams.com/financials/quarterly-results/, then click on the webcast icon following the reference to the Q4 webcast. An archived replay of the webcast will be available at https://investors.sherwin-williams.com/financials/quarterly-results/ beginning approximately two hours after the call ends.

ABOUT THE SHERWIN-WILLIAMS COMPANY
Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paint, coatings and related products to professional, industrial, commercial, and retail customers. The Company manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson's® Water Seal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 5,000 Company-operated stores and facilities, while the Company's other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This press release contains certain "forward-looking statements," as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "could," "plan," "goal," “target,” "potential," "seek," "intend," “aspire,” or "anticipate" or the negative thereof or comparable terminology. These forward-looking statements are based upon management's current expectations, predictions, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements and from the Company's historical results, performance and experience. These risks, uncertainties and other factors include such things as: general business and economic conditions; the Company's ability to successfully integrate past and future acquisitions into its existing operations, as well as the performance of the businesses acquired; strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company's relationships with customers and suppliers; changes in raw material availability and pricing; adverse weather conditions or impacts of climate change, natural disasters and public health crises, including the COVID-19 pandemic; the duration, severity and scope of the COVID-19 pandemic and the actions implemented by international, federal, state and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19, which may exacerbate one or more of the aforementioned and/or other risks, uncertainties and factors more fully described in the Company's reports filed with the Securities and Exchange Commission (SEC); and other risks, uncertainties and factors described from time to time in the Company's reports filed with the SEC. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACTS:

Jim Jaye
Senior Vice President, Investor Relations & Corporate Communications
Direct: 216.515.8682
investor.relations@sherwin.com

Eric Swanson
Vice President, Investor Relations
Direct: 216.566.2766
investor.relations@sherwin.com

MEDIA CONTACT:

Julie Young
Vice President, Global Corporate Communications
Direct: 216.515.8849
corporatemedia@sherwin.com

Regulation G Reconciliations
Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per share excluding the loss on the divestiture of Wattyl, and Valspar acquisition-related amortization expense. This adjusted earnings per share measurement is not in accordance with U.S. generally accepted accounting principles (GAAP). It should not be considered a substitute for earnings per share computed in accordance with U.S. GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per share computed in accordance with U.S. GAAP to adjusted diluted net income per share.

							Year Ended
	Three Months Ended			Year Ended			December 31, 2022
	December 31, 2021			December 31, 2021			(after-tax guidance)
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax	Low	High
Diluted net income per share			$1.15			$6.98	$8.40	$8.80
Loss on divestiture			—	$0.41	$0.07	0.34
Acquisition-related amortization expense (2)	$0.26	$0.07	0.19	1.10	0.27	0.83	$0.85	$0.85
Adjusted diluted net income per share			$1.34			$8.15	$9.25	$9.65

	Three Months Ended			Year Ended
	December 31, 2020			December 31, 2020
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax
Diluted net income per share			$1.49			$7.36
Acquisition-related amortization expense (2)	$0.28	$0.07	0.21	$1.10	$0.27	0.83
Adjusted diluted net income per share			$1.70			$8.19

(1)    The tax effect is calculated based on the statutory rate and the nature of the item, unless otherwise noted.
(2)    Acquisition-related amortization expense consists primarily of the amortization of intangible assets related to the Valspar acquisition and is included in Amortization.

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of earnings before interest, taxes, depreciation and amortization (EBITDA) excluding the loss on the divestiture of Wattyl. This measurement is not in accordance with U.S. GAAP. It should not be considered a substitute for net income or net operating cash. The following tables reconcile net income computed in accordance with U.S. GAAP to Adjusted EBITDA for 2021 and EBITDA for 2020.

(millions of dollars)
	Three Months	Three Months	Three Months	Three Months	Year
	Ended	Ended	Ended	Ended	Ended
	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021	December 31, 2021
Net income	$409.6	$648.6	$502.2	$304.0	$1,864.4
Interest expense	83.2	83.5	83.1	84.9	334.7
Income taxes	99.4	170.6	109.3	4.9	384.2
Depreciation	65.4	71.0	63.4	63.3	263.1
Amortization	79.2	77.8	76.2	76.3	309.5
EBITDA	$736.8	$1,051.5	$834.2	$533.4	$3,155.9
Loss on divestiture	111.9	—	—	—	111.9
Adjusted EBITDA	$848.7	$1,051.5	$834.2	$533.4	$3,267.8

	Three Months	Three Months	Three Months	Three Months	Year
	Ended	Ended	Ended	Ended	Ended
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	December 31, 2020
Net income	$321.7	$595.9	$705.8	$407.0	$2,030.4
Interest expense	86.2	88.1	83.3	82.8	340.4
Income taxes	70.6	151.5	169.8	96.9	488.8
Depreciation	66.5	66.1	67.4	68.0	268.0
Amortization	78.1	77.4	78.7	79.2	313.4
EBITDA	$623.1	$979.0	$1,105.0	$733.9	$3,441.0

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)
(millions of dollars, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net sales	$4,762.1	$4,488.8	$19,944.6	$18,361.7
Cost of goods sold	2,882.4	2,360.1	11,401.9	9,679.1
Gross profit	1,879.7	2,128.7	8,542.7	8,682.6
Percent to net sales	39.5%	47.4%	42.8%	47.3%
Selling, general and administrative expenses	1,439.9	1,472.2	5,572.5	5,477.9
Percent to net sales	30.2%	32.8%	27.9%	29.8%
Other general (income) expense - net	(9.4)	14.6	101.8	27.7
Amortization	76.3	79.2	309.5	313.4
Impairment of trademarks	—	2.3	—	2.3
Interest expense	84.9	82.8	334.7	340.4
Interest and net investment income	(3.0)	(1.0)	(4.9)	(3.6)
Other (income) expense - net	(17.9)	(25.3)	(19.5)	5.3
Income before income taxes	308.9	503.9	2,248.6	2,519.2
Income taxes	4.9	96.9	384.2	488.8
Net income	$304.0	$407.0	$1,864.4	$2,030.4

Net income per common share:
Basic	$1.17	$1.51	$7.10	$7.48
Diluted	$1.15	$1.49	$6.98	$7.36

Weighted average shares outstanding:
Basic	259.9	268.9	262.5	271.3
Diluted	264.6	273.8	267.1	275.8

The Sherwin-Williams Company and Subsidiaries
Business Segments (Unaudited)
(millions of dollars)

	2021		2020
	Net	Segment	Net	Segment
	External	Profit	External	Profit
	Sales	(Loss)	Sales	(Loss)
Three Months Ended December 31:
The Americas Group	$2,653.5	$400.3	$2,575.7	$558.7
Consumer Brands Group	565.3	16.1	612.8	60.4
Performance Coatings Group	1,542.5	87.2	1,299.7	133.7
Administrative	0.8	(194.7)	0.6	(248.9)
Consolidated totals	$4,762.1	$308.9	$4,488.8	$503.9

Year Ended December 31:
The Americas Group	$11,217.0	$2,239.1	$10,383.2	$2,294.1
Consumer Brands Group	2,721.6	358.4	3,053.4	579.6
Performance Coatings Group	6,003.8	486.2	4,922.4	500.1
Administrative	2.2	(835.1)	2.7	(854.6)
Consolidated totals	$19,944.6	$2,248.6	$18,361.7	$2,519.2

The Sherwin-Williams Company and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$165.7	$226.6
Accounts receivable, net	2,352.4	2,078.1
Inventories	1,927.2	1,804.1
Other current assets	608.4	482.6
Total current assets	5,053.7	4,591.4
Property, plant and equipment, net	1,867.3	1,834.5
Goodwill	7,134.6	7,049.1
Intangible assets	4,001.5	4,471.2
Operating lease right-of-use assets	1,820.6	1,761.1
Other assets	789.0	694.3
Total assets	$20,666.7	$20,401.6

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$763.5	$0.1
Accounts payable	2,403.0	2,117.8
Compensation and taxes withheld	716.6	752.7
Accrued taxes	160.3	183.5
Current portion of long-term debt	260.6	25.1
Current portion of operating lease liabilities	409.7	387.3
Other accruals	1,005.8	1,127.9
Total current liabilities	5,719.5	4,594.4
Long-term debt	8,590.9	8,266.9
Postretirement benefits other than pensions	259.4	275.6
Deferred income taxes	768.2	846.1
Long-term operating lease liabilities	1,470.7	1,434.1
Other long-term liabilities	1,420.8	1,373.7
Shareholders’ equity	2,437.2	3,610.8
Total liabilities and shareholders’ equity	$20,666.7	$20,401.6

The Sherwin-Williams Company and Subsidiaries
Selected Information (Unaudited)
(millions of dollars, except store count data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Depreciation	$63.3	$68.0	$263.1	$268.0
Capital expenditures	123.9	110.0	372.0	303.8
Cash dividends	144.2	120.2	587.1	488.0
Amortization of intangibles	76.3	79.2	309.5	313.4

Significant components of Other general (income) expense - net
Provision for environmental related matters - net	$(9.5)	$16.3	$(4.0)	$37.1
Loss on divestiture of business	—	—	111.9	—
Loss (gain) on sale or disposition of assets	0.1	(1.7)	(6.1)	(9.4)

Significant components of Other (income) expense - net
(Gain) loss on extinguishment of debt	$(1.4)	$—	$(1.4)	$21.3
Investment and royalty income	(12.1)	(10.7)	(30.4)	(16.4)
Net expense from banking activities	2.6	2.6	10.3	10.4
Foreign currency transaction related losses (gains)	1.6	(3.1)	12.0	7.2
Other (1)	(8.6)	(14.1)	(10.0)	(17.2)

Store Count Data:
The Americas Group - net new stores	35	16	85	16
The Americas Group - total stores	4,859	4,774	4,859	4,774
Performance Coatings Group - net new branches	—	1	—	1
Performance Coatings Group - total branches	282	282	282	282

(1) Consists of items of revenue, gains, expenses and losses unrelated to the primary business purpose of the Company.